                                                                   EXHIBIT 23(C)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 33-55997) and related Prospectus of Canandaigua Wine Company, Inc. for the registration of 4,528,406 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated September 27, 1993, with respect to the financial statements of Vintners International Company, Inc. included in the Canandaigua Wine Company, Inc. Current Report on Form 8-K dated October 15, 1993, as amended by Form 8-K/A, Form 8-K/A-2 and Form 8-K/A-3, filed with the Securities and Exchange Commission.

                                                              ERNST & YOUNG LLP

San Jose, California

November 4, 1994